EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Leonard Mudry, Director                       Donald Fallon, CFO
Xechem International, Inc.                    Ceptor Corporation
(732) 247-3300, (732) 247-4090 fax            (410) 527-9998, (410) 527-9867 fax
e-mail: xechem@erols.com                      e-mail:  dfallon@ceptorcorp.com

Donald C. Weinberger
Andria Arena (Media)
Wolfe Axelrod Weinberger Assoc. LLC
(212) 370-4500, (212) 370-4505 fax
don@wolfeaxelrod.com, andria@wolfeaxelrod.com

           XECHEM ANNOUNCES INDEPENDENT FINANCING TO CEPTOR SUBSIDIARY

NEW BRUNSWICK, N.J. - MAY 18, 2004 - XECHEM INTERNATIONAL INC. (OTC BB: XKEM) today announced that its subsidiary, Ceptor Corporation, has entered into an agreement with a consortium of investors to provide $1,100,000 of six-month bridge debt financing. Under the terms of the bridge loan agreement, the bridge lenders will be entitled to approximately 6.4% of Ceptor's fully-diluted capitalization (inclusive of Xechem's 52.4% share ownership). Ceptor expects to repay the bridge loan with the proceeds of subsequent financing, although no commitments have yet been obtained for such financing. Ceptor retained Viewtrade Financial, an affiliate of Dawson James Securities, in connection with the bridge loan financing.

As part of the financing, the prior holders of over 80% of Ceptor's common stock agreed to waive their rights to receive any milestone payments (in the form of Xechem stock) from Xechem, which Xechem expects will be a substantial savings to Xechem. As previously announced, should Ceptor receive subsequent equity funding, it has agreed that Xechem will redeem Ceptor shares for 25% of the gross proceeds raised by Ceptor (based on the same valuation at which those shares are issued), capped at $2,000,000 of funding to Xechem. The bridge loan agreement modified this redemption arrangement from a fixed price per share to a valuation on the redeemed shares equal to the valuation on which the funds are raised by Ceptor in the equity financing, due to Xechem's expectation that this would result in less dilution to Xechem. In addition, Xechem has retained its right to a 2% royalty on sales of all products by Ceptor using its current technology.

Ceptor is a development stage drug company focusing on neuromuscular and neurodegenerative diseases which include therapeutics for muscular dystrophy, multiple sclerosis, ALS and epilepsy. According to Ceptor's CEO, William Pursley, "We are heartened by the significant interest we have received in the funding of the bridge loan. This will enable Ceptor and its experienced management team to continue executing on its business plan unabated. We are encouraged by the prospects of Ceptor's developing and bringing to market a series of products which would address a family of devastating diseases."

According to Stephen Burg, one of Xechem's directors, "We are excited about the bridge financing of Ceptor. It enables Ceptor to continue its progress on development of its suite of products, through an independent financing platform The program for redemption of some of our Ceptor shares was put in place to provide capital to Xechem on a basis that is nondilutive to Xechem's shareholders, with Xechem continuing to hold a substantial stake in Ceptor." Those funds should help us greatly in bringing to market in Nigeria HEMOXIN(TM)/NICOSAN(TM), a product designed for the treatment of sickle cell disease.


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The bridge loan bears interest at 8% per annum. In the event of a default, the holders of one-half of the loan ($550,000) will have the option of seeking payment from Ceptor directly or converting the unpaid amount into common stock of Xechem at a 25% discount to the then-market price of Xechem's common stock (with Xechem obligated to register the shares and to pay certain penalties, subject to a put in favor of the holders if registration is not effected within 180 days following default). The holders of the other one-half of the loan will have the right to exchange their loan for stock options presently owned by William Pursley in Xechem, based on a value comparable to the indebtedness in question. This latter conversion would not be dilutive to Xechem.

ABOUT XECHEM

Xechem International, Inc. is a fully integrated biopharmaceutical company focusing on phytopharmaceuticals and other proprietary technologies for orphan diseases. Its principal product under development is NICOSAN(TM)/HEMOXIN(TM), which has shown efficacy in the treatment of sickle cell disease.

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created hereby. Such forward-looking statements involve known and unknown risks, uncertainties, including the ability of Ceptor to repay the bridge loan and successfully launch its products and the ability of Xechem to obtain necessary regulatory approval for the launch of NICOSAN(TM)/HEMOXIN(TM) in Nigeria and elsewhere. There can be no guarantees that subsequent equity funding of Ceptor will occur or that if it does occur, it may occur on terms less favorable than currently contemplated. Subsequent equity or convertible debt funding of Ceptor is anticipated to be dilutive of existing stockholders. Other factors that may cause the actual results, performance or achievements of Xechem to be materially different from any future results, performance or achievements of Xechem expressed or implied by such forward-looking statements.


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